Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS THIRD QUARTER 2007 RESULTS
•	GAAP EPS were $1.11 vs. $1.06 in 2006

•	Comparable EPS Increased 2% to $1.14 from $1.12 in 2006

•	Total Revenue up 2%; Operating Revenue Grows 3%
     MIAMI, October 24, 2007 — Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) for the three-month period ended September 30, 2007 were $1.11, compared with $1.06 in the year-earlier period. EPS in the current period included a net after-tax charge of $1.7 million for restructuring costs partially offset by a gain on sale of property. EPS in the year-earlier period included a one-time, non-cash after-tax charge of $3.5 million to adjust the accounting for certain pension costs. Excluding these charges, comparable EPS for the third quarter were $1.14, up 2% from $1.12 in the year-earlier period.
     Net earnings for the third quarter of 2007 were $65.5 million, compared with $65.3 million in the year-earlier period. Excluding the aforementioned restructuring and other items from both periods, comparable earnings of $67.2 million were down 2% from $68.8 million in the year-earlier period. EPS growth exceeded earnings growth due to a decrease in the average number of shares outstanding, reflecting the impact of share repurchase programs.
     Revenue for the third quarter of 2007 was $1.65 billion, up 2% from $1.62 billion in the same period last year driven by contractual revenue growth in the Supply Chain Solutions (SCS) and Fleet Management Solutions (FMS) business segments. Operating revenue (revenue excluding fuel and subcontracted transportation) was $1.17 billion, up 3% compared with $1.14 billion in the year-earlier period. Both total and operating revenue benefited from favorable foreign exchange rates related to international operations. Fleet Management Solutions business segment revenue declined 1% due to substantially lower commercial rental and fuel services revenue which offset contractual revenue growth of 7%. SCS business segment revenue grew

8% in the third quarter, driven by new and expanded business. Dedicated Contract Carriage (DCC) business segment revenue decreased 2% compared with the same period in the prior year driven by lower volumes of managed subcontracted transportation and non-renewal of customer contracts.
     Commenting on the Company’s third quarter performance, Ryder Chairman and CEO Greg Swienton said, “We are taking appropriate steps to manage our fleet and organizational resources in line with decreased demand in the commercial rental market and increased used truck inventories. We continue to be focused on growing our contractual business. Our Fleet Management Solutions business segment results benefited from a 7% increase in full service lease revenue and growth of 10% in contract maintenance revenue. Our Supply Chain Solutions business also showed growth of 9%, largely influenced by international operations.”
Year-to-Date Operating Results
     Revenue for the nine months ended September 30, 2007 was $4.90 billion, up 4% from $4.71 billion in the same period of 2006. Operating revenue (revenue excluding fuel and subcontracted transportation) for the first nine months of 2007 was $3.45 billion, up 4% from $3.31 billion in the nine months of 2006. Ryder’s 2007 year-to-date net earnings were $181.9 million, compared with $183.1 million in the year-earlier period. EPS were $3.01 for the first nine months of 2007 compared with $2.97 for the same period of 2006. EPS in the year-earlier period included an $0.11 income tax benefit related to a change in Texas and Canada income tax laws. Comparable year-to-date net earnings were up 2% to $183.6 million, and comparable EPS were up 4% to $3.04, compared with the year-earlier period. Comparable year-to-date net earnings and EPS exclude the 2006 income tax benefit, the 2006 pension accounting charge, and the third quarter 2007 net charges.
Third Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring and other items.

Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, revenue in the third quarter of 2007 was $1.05 billion, down 1% compared with $1.06 billion in the year-earlier period. Fuel services revenue in the third quarter of 2007 decreased 5% compared with the same period in 2006 due primarily to reduced volume from lower miles driven within the commercial rental offering. Operating revenue (revenue excluding fuel) in the third quarter of 2007 was $758.5 million, up 1% compared with $750.1 million in the year-earlier period. Both FMS total revenue and operating revenue included a favorable foreign exchange impact of 1%. Contractual revenue growth of 7% (including full service lease and contract maintenance), was largely offset by a decrease in commercial rental revenue. Full service lease revenue increased 7% in the third quarter of 2007 due to new sales and growth occurred in all geographic markets. Contract maintenance revenue increased 10% in the third quarter of 2007 due primarily to new sales activity. Commercial rental revenue decreased 15% due to weak U.S. market demand.
     The FMS business segment’s NBT decreased 10% to $93.2 million in the third quarter of 2007, compared with $103.7 million in the same period of 2006. This decrease was related primarily to a substantial decline in U.S. commercial rental results, as weak U.S. market demand drove a 12% smaller fleet and, to a lesser extent, reduced pricing. In addition, used vehicle sales results were negatively impacted by increased wholesaling activity undertaken to reduce higher used truck inventories. Fuel margins declined during the quarter because of lower volume, pricing, and accommodation adjustments. These results were partially offset by improved contractual business performance. Results also benefited from lower expenses related to pension, and sales and marketing. Depreciation expense, although higher, benefited from a previously announced annual depreciation policy change. Business segment NBT as a percentage of operating revenue was 12.3% in the third quarter of 2007, down 150 basis points compared with 13.8% in the same quarter a year ago.

Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, third quarter 2007 revenue totaled $554.0 million, up 8% from $513.8 million in the comparable period in 2006. Revenue grew primarily due to new and expanded business, particularly in international markets, partially offset by a significant automotive plant closure and lower volumes within the Company’s U.S. high-tech and telecom customer base. Third quarter 2007 operating revenue (revenue excluding subcontracted transportation) was $325.3 million, up 9% compared with $299.1 million in the year-earlier period. SCS total revenue and operating revenue included a favorable foreign exchange impact of 2%.
     The SCS business segment’s NBT was $17.4 million in the third quarter of 2007, up 6% from $16.4 million in the same quarter of 2006. Business segment earnings benefited from new and expanded business and lower incentive-based compensation. These items were partially offset by the automotive plant closure. Third quarter 2007 NBT for the business segment as a percentage of operating revenue was 5.3%, compared with 5.5% in the same quarter of 2006.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, third quarter 2007 revenue totaled $143.8 million, down 2% compared with $146.4 million in the third quarter of 2006. Operating revenue (revenue excluding subcontracted transportation) in the third quarter of 2007 was $138.9 million, down

1% from $140.7 million in the year-earlier period. Revenue decreased due to lower subcontracted transportation revenue and non-renewal of customer contracts.
     The DCC business segment’s NBT in the third quarter of 2007 was $12.3 million, up 5% compared with $11.7 million in the third quarter of 2006. Business segment NBT was positively impacted by better operating performance and lower incentive-based compensation. Business segment NBT as a percentage of operating revenue was 8.8% in the third quarter of 2007, up 50 basis points from 8.3% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the third quarter of 2007, CSS costs were $46.6 million, compared with $48.8 million in the year-earlier period. The third quarter of 2007 reflects lower incentive-based compensation partially offset by higher foreign currency transaction losses and higher information technology spending from on-going upgrade initiatives.
Restructuring and Other Items and Income Taxes
     Earnings for the third quarter of 2007 included a net pre-tax charge of $1.9 million for restructuring and other items ($1.7 million after tax or $0.03 per diluted share). For the quarter, pre-tax restructuring costs totaled $11.9 million and were partially offset by a pre-tax gain of $10.0 million from the sale of a property. The restructuring charges represent principally severance costs incurred in connection with a restructuring plan which included the elimination of approximately 300 positions. The elimination of positions related to this plan began late in the third quarter and is expected to be substantially completed by the end of the fourth quarter. These actions are expected to result in future annual savings of up to $25 million. Approximately $20 million of the recurring positive financial impact is expected to benefit results in 2008.
     Earnings for the year-earlier period were negatively affected by a one-time, non-cash pre-tax charge of $5.9 million ($3.5 million after tax or $0.06 per diluted share) recorded to adjust the accounting for prior service costs related to retiree pension benefit improvements made in 1995 and 2000.

     The Company’s effective income tax rate for third quarter of 2007 was 37.3% of pre-tax earnings compared to 39.2% in the year-earlier period. The lower effective income tax rate reflects the recognition of tax benefits as a result of audit closures, expiring statutes of limitation within various state and foreign jurisdictions, and a tax law change in the United Kingdom.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $982.1 million for the first nine months of 2007, compared with $1.26 billion in the same period of 2006. Net capital expenditures (including proceeds from the sale of assets) were $535.2 million for the first nine months of 2007, down from $1.01 billion in the same period of 2006. The decrease in capital expenditures reflects lower lease vehicle spending for replacement and expansion of customer fleets.
Cash Flow and Leverage
     Operating cash flow through September 30, 2007 was $837.3 million, up 37% from $611.6 million in the same period of 2006. Total cash generated (including proceeds from used vehicle sales) through September 30, 2007, was $1.33 billion, up 45% from $921.9 million in the same period of 2006. Free cash flow through September 30, 2007 was a positive $238.7 million compared with negative $253.8 million in the same period of 2006, primarily due to improved operating cash flow, proceeds from a sale-leaseback transaction, and lower capital spending. On a full-year basis, the Company’s free cash flow forecast is expected to be $230 million, down from a previous forecast of $305 million, due to the closing of the acquisition of Pollock NationaLease.

     Balance sheet debt as of September 30, 2007 decreased by $0.8 million compared with year-end 2006, due to improved free cash flow, offset by stock repurchases. The leverage ratio for balance sheet debt as of September 30, 2007 was 158%, compared with 164% at year-end 2006. Total obligations to equity as of September 30, 2007 were 169%, up from 168% at year-end 2006. The full-year forecast for total obligations to equity is 163%, up from a previous forecast of 157% including the closing of the Pollock acquisition. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “Our team continues to take the appropriate steps to manage the business effectively in a softer economic environment. The actions we’ve already taken to reduce the commercial rental fleet size are expected to improve asset utilization levels going forward. While we anticipate continued negative impacts in the used vehicle area in the fourth quarter, our used vehicle inventory levels are on track to achieve our targets by year end. We are working to sustain contractual revenue growth in our core full service lease, contract maintenance, dedicated and supply chain products by capturing additional outsourcing activity, despite some pressures resulting from a slower economy. Given our outlook for the overall economy, we have also heightened our focus on cost opportunities to better align our costs with anticipated market demand conditions.”
     He continued, “We are reaffirming our comparable full-year 2007 EPS forecast range of $4.10 to $4.15 and our full-year GAAP EPS forecast range of $4.07 to $4.12. Additionally, we are establishing a fourth quarter EPS forecast range of $1.06 to $1.11.”
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 362nd on the Fortune 500 and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.

# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, our failure to successfully implement sales growth initiatives in our Fleet Management Solutions (FMS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions, our ability to create and benefit from synergies and operational improvements from recent FMS acquisitions, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, October 24, 2007, from 10:00 to 11:00 a.m. Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Mark Jamieson.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG5172548 and Passcode: RYDER.
Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-945-9366 (outside U.S. dial 1-203-369-3549) and use the Passcode: 1024, then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2007 and 2006
(In millions, except per share amounts)

	Three Months		Nine Months
	2007	2006	2007	2006

Revenue	$1,647.7	1,620.5	$4,899.8	4,712.6

Operating expense	691.3	700.0	2,052.7	2,064.1
Salaries and employee-related costs	348.4	354.2	1,047.3	1,035.7
Subcontracted transportation	233.6	220.4	737.9	637.9
Depreciation expense	207.8	188.0	606.3	549.6
Gains on vehicle sales, net	(8.1)	(11.0)	(36.7)	(38.8)
Equipment rental	28.5	25.4	78.4	76.3
Interest expense	40.2	36.4	120.4	102.9
Miscellaneous income, net	(10.4)	(0.4)	(13.8)	(6.2)
Restructuring and other charges (recoveries), net	11.9	0.1	13.6	(0.1)

	1,543.2	1,513.1	4,606.1	4,421.4

Earnings before income taxes	104.5	107.4	293.7	291.2
Provision for income taxes	(39.0)	(42.1)	(111.8)	(108.1)

Net earnings	$65.5	65.3	$181.9	183.1

Earnings per common share — Diluted:	$1.11	1.06	$3.01	2.97

Weighted-average shares outstanding — Diluted:	59.0	61.7	60.4	61.7

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	September 30,	December 31,
	2007	2006

Assets:

Cash and cash equivalents	$106.2	128.6
Other current assets	1,165.8	1,133.2
Revenue earning equipment, net	4,537.2	4,509.3
Operating property and equipment, net	511.2	499.0
Other assets	565.2	558.8

	$6,885.6	6,828.9

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$385.9	332.7
Other current liabilities	912.2	934.9
Long-term debt	2,430.2	2,484.2
Other non-current liabilities (including deferred income taxes)	1,371.0	1,356.3
Shareholders’ equity	1,786.3	1,720.8

	$6,885.6	6,828.9

SELECTED KEY RATIOS

	September 30,	December 31,
	2007	2006

Debt to equity	158%	164%
Total obligations to equity (a) *	169%	168%

	Twelve months ended September 30,
	2007	2006

Return on average shareholders’ equity (b)	14.1%	15.3%
Return on average assets (b)	3.6%	3.9%
Return on capital *	7.4%	8.0%
(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2007 and 2006
(Dollars in millions)

	Three Months				Nine Months
	2007	2006	B(W)		2007	2006	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$496.2	464.3	7%		$1,461.4	1,375.8	6%
Contract maintenance	40.9	37.3	10%		118.1	104.0	14%

Contractual revenue	537.1	501.6	7%		1,579.5	1,479.8	7%
Contract-related maintenance	48.1	49.3	(3%	)	150.3	144.4	4%
Commercial rental	155.0	181.5	(15%	)	431.3	502.3	(14%	)
Other	18.3	17.7	3%		53.6	53.2	1%
Fuel	293.4	309.9	(5%	)	862.6	911.0	(5%	)

Total Fleet Management Solutions	1,051.9	1,060.0	(1%	)	3,077.3	3,090.7	—
Supply Chain Solutions	554.0	513.8	8%		1,704.4	1,485.4	15%
Dedicated Contract Carriage	143.8	146.4	(2%	)	423.4	428.6	(1%	)
Eliminations	(102.0)	(99.7)	(2%	)	(305.3)	(292.1)	(5%	)

Total revenue	$1,647.7	1,620.5	2%		$4,899.8	4,712.6	4%

Operating Revenue: *
Fleet Management Solutions	$758.5	750.1	1%		$2,214.7	2,179.7	2%
Supply Chain Solutions	325.3	299.1	9%		977.3	862.8	13%
Dedicated Contract Carriage	138.9	140.7	(1%	)	412.6	413.3	—
Eliminations	(52.0)	(50.3)	(3%	)	(157.6)	(147.6)	(7%	)

Total operating revenue	$1,170.7	1,139.6	3%		$3,447.0	3,308.2	4%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$93.2	103.7	(10%	)	$271.4	273.5	(1%	)
Supply Chain Solutions	17.4	16.4	6%		44.3	45.1	(2%	)
Dedicated Contract Carriage	12.3	11.7	5%		35.2	31.4	12%
Eliminations	(6.4)	(8.6)	25%		(23.2)	(24.6)	6%

	116.5	123.2	(5%	)	327.7	325.4	1%
Unallocated Central Support Services	(10.1)	(9.8)	(2%	)	(30.4)	(28.4)	(7%	)

Earnings before restructuring, other items and income taxes	106.4	113.4	(6%	)	297.3	297.0	—
Restructuring and other (charges)/recoveries, net and other items	(1.9)	(6.0)	NM		(3.6)	(5.8)	NM

Earnings before income taxes	104.5	107.4	(3%	)	293.7	291.2	1%
Provision for income taxes	(39.0)	(42.1)	8%		(111.8)	(108.1)	(3%	)

Net earnings	$65.5	65.3	—		$181.9	183.1	(1%	)

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2007 and 2006
(Dollars in Millions)

	Three Months				Nine Months
	2007	2006	B(W)		2007	2006	B(W)

Fleet Management Solutions

Total revenue	$1,051.9	1,060.0	(1%	)	$3,077.3	3,090.7	—
Fuel revenue	(293.4)	(309.9)	(5%	)	(862.6)	(911.0)	(5%	)

Operating revenue *	$758.5	750.1	1%		$2,214.7	2,179.7	2%

Segment earnings before income taxes	$93.2	103.7	(10%	)	$271.4	273.5	(1%	)

Earnings before income taxes as % of total revenue	8.9%	9.8%			8.8%	8.9%

Earnings before income taxes as % of operating revenue *	12.3%	13.8%			12.3%	12.5%

Supply Chain Solutions

Total revenue	$554.0	513.8	8%		$1,704.4	1,485.4	15%
Subcontracted transportation	(228.7)	(214.7)	7%		(727.1)	(622.6)	17%

Operating revenue *	$325.3	299.1	9%		$977.3	862.8	13%

Segment earnings before income taxes	$17.4	16.4	6%		$44.3	45.1	(2%	)

Earnings before income taxes as % of total revenue	3.1%	3.2%			2.6%	3.0%

Earnings before income taxes as % of operating revenue *	5.3%	5.5%			4.5%	5.2%

Memo: Fuel costs	$29.7	26.6	(12%	)	$88.9	79.3	(12%	)

Dedicated Contract Carriage

Total revenue	$143.8	146.4	(2%	)	$423.4	428.6	(1%	)
Subcontracted transportation	(4.9)	(5.7)	(15%	)	(10.8)	(15.3)	(30%	)

Operating revenue *	$138.9	140.7	(1%	)	$412.6	413.3	—

Segment earnings before income taxes	$12.3	11.7	5%		$35.2	31.4	12%

Earnings before income taxes as % of total revenue	8.5%	8.0%			8.3%	7.3%

Earnings before income taxes as % of operating revenue *	8.8%	8.3%			8.5%	7.6%

Memo: Fuel costs	$26.7	27.8	4%		$77.9	80.4	3%

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions)
OPERATING REVENUE RECONCILIATION

	Three Months		Nine Months
	2007	2006	2007	2006

Total revenue	$1,647.7	1,620.5	$4,899.8	4,712.6
Fuel services and subcontracted transportation revenue	(527.0)	(530.3)	(1,600.5)	(1,548.9)
Fuel eliminations	50.0	49.4	147.7	144.5

Operating revenue *	$1,170.7	1,139.6	$3,447.0	3,308.2

CASH FLOW RECONCILIATION

	Nine months ended September 30,
	2007	2006

Net cash provided by operating activities	$837.3	611.6
Proceeds from sales (primarily revenue earning equipment)	296.5	256.9
Proceeds from sale & leaseback of assets	150.3	—
Collections on direct finance leases	47.0	51.3
Other, net	1.1	2.1

Total cash generated *	1,332.2	921.9
Capital expenditures	(1,093.5)	(1,171.6)
Acquisitions	—	(4.1)

Free cash flow *	$238.7	(253.8)

DEBT TO EQUITY RECONCILIATION

	September 30,		December 31,
	2007	% to Equity	2006	% to Equity

On-balance sheet debt	$2,816.1	158%	$2,816.9	164%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	197.9		78.0

Total obligations *	$3,014.0	169%	$2,894.9	168%

RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2007	2006

Net earnings (12-month rolling period)	$247.7	241.9
- Discontinued operations	—	(1.7)
+ Cumulative effect of change in accounting principle	—	2.4
+ Income taxes	147.7	142.4

Adjusted earnings before income taxes	395.4	385.0
+ Adjusted interest expense (b)	165.7	140.4
- Adjusted income taxes (c)	(210.9)	(202.8)

= Adjusted net earnings for ROC (numerator)	$350.2	322.6

Average total debt	$2,829.8	2,349.6
+ Average off-balance sheet debt	124.3	110.4
+ Average adjusted total shareholders’ equity (d)	1,749.8	1,577.4

= Adjusted average total capital (denominator)	$4,703.9	4,037.4

Adjusted ROC *	7.4%	8.0%

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of benefits from tax law changes recognized in 2006.

(d)	Represents shareholders’ equity adjusted for accounting changes and tax benefits in those periods.

*	Non-GAAP financial measure

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
NET EARNINGS RECONCILIATION

	Three Months		Nine Months
	2007	2006	2007	2006

Net earnings	$65.5	65.3	$181.9	183.1
3Q 2007 restructuring charge	7.8	—	7.8	—
Gain on sale of Las Vegas property	(6.1)	—	(6.1)	—
2006 pension accounting charge	—	3.5	—	3.5
2006 tax changes	—	—	—	(6.8)

Comparable net earnings *	$67.2	68.8	$183.6	179.9

EPS RECONCILIATION

	Three Months		Nine Months
	2007	2006	2007	2006

Net earnings	$1.11	1.06	$3.01	2.97
3Q 2007 restructuring charge	0.13	—	0.13	—
Gain on sale of Las Vegas property	(0.10)	—	(0.10)	—
2006 pension accounting charge	—	0.06	—	0.06
2006 tax changes	—	—	—	(0.11)

Comparable net earnings *	$1.14	1.12	$3.04	2.91

RESTRUCTURING AND OTHER ITEMS
RECONCILIATION

	Consolidated
	Condensed
	Statements of	Three Months		Nine Months
	Earnings
	Line Item	2007	2006	2007	2006

Severance and employee-related (costs)/recoveries	Restructuring	$(11.0)	—	$(11.0)	0.2
Facilities and related (costs)/recoveries	Restructuring	(0.9)	(0.1)	(1.0)	(0.1)
Contract termination and transition costs	Restructuring	—	—	(0.3)	—
Early retirement of debt	Restructuring	—	—	(1.3)	—

Restructuring and other (charges)/recoveries, net		(11.9)	(0.1)	(13.6)	0.1

Gain on sale of property	Misc. Income	10.0	—	10.0	—
2006 pension accounting charge	Salaries	—	(5.9)	—	(5.9)

Restructuring and other (charges)/recoveries, net and other items		$(1.9)	(6.0)	$(3.6)	(5.8)

*	Non-GAAP financial measure

Note:	Amounts may not recalculate due to rounding. Earnings per share amounts are calculated independently for each component and may not be additive due to rounding.